Exhibit 99

Dollar General Corporation Announces Updates to its Board of Directors

David P. Rowland named chairman of the board;

Michael M. Calbert to remain as independent director;

Warren F. Bryant to retire after 16 years of service

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--Dollar General Corporation (NYSE: DG) today announced updates to its board of directors.

David P. Rowland has been appointed as the Company’s chairman of the board of directors effective February 4, 2026. Rowland succeeds Michael M. Calbert, who will continue to serve as an independent director on the Company’s board of directors.

“We are excited for David to assume the role of chairman of the board. He has been a significant contributor to our board since joining in 2023, capitalizing on his extensive global marketplace experience and deep financial, risk management and technology expertise,” said Todd Vasos, Dollar General’s chief executive officer and a member of its board of directors. “We also are deeply grateful for Mike’s many years of dedicated leadership and contributions in the role. During his tenure as chairman, Mike guided the board through significant periods of growth and transformation, demonstrating unwavering dedication to strong corporate governance, strategic oversight, and the long-term success of Dollar General.”

Additionally, Warren F. Bryant informed the Company of his plans to retire from the board of directors upon the expiration of his current term at the Company’s 2026 annual meeting of shareholders.

“Warren’s extensive retail experience and strategic and financial acumen have been invaluable since he joined our board of directors in 2009,” said Vasos. “His thoughtful leadership has been invaluable, and we extend our sincere appreciation and best wishes in his retirement.”

For more information regarding Dollar General’s board of directors visit the Company’s Investor Relations site at investor.dollargeneral.com.

About Dollar General Corporation

Dollar General Corporation (NYSE: DG) is proud to serve as America’s neighborhood general store. Founded in 1939, Dollar General lives its mission of Serving Others every day by providing access to affordable products and services for its customers, career opportunities for its employees, and literacy and education support for its hometown communities. As of October 31, 2025, the Company’s 20,901 Dollar General, DG Market, DGX and pOpshelf stores across the United States and Mi Súper Dollar General stores in Mexico provide everyday essentials including food, health and wellness products, cleaning and laundry supplies, self-care and beauty items, and seasonal décor from our high-quality private brands alongside many of the world’s most trusted brands such as Coca Cola, PepsiCo/Frito-Lay, General Mills, Hershey, J.M. Smucker, Kraft, Mars, Nestlé, Procter & Gamble and Unilever.

Contacts

dgpr@dollargeneral.com

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